EXHIBIT 10.2



                           MEMORANDUM OF UNDERSTANDING
                           ---------------------------

To:    Daniel Symmes
From:  Stereo Vision Entertainment, Inc.  (SVEI)
Re:    Symmes Consulting Contract

This "Memorandum Of Understanding" will set forth terms and conditions relative to services previously rendered by Daniel Symmes (Symmes) and a Consulting Contract between Natural Vision Corporation (NVC) and SVEI for Symmes' services to SVEI.

FOR SERVICES RENDERED - SVEI AGREES TO THE FOLLOWING:

o Daniel Symmes shall receive the sum of $102,000 (one hundred and two thousand dollars) in the form of 17,000 S-8 shares of free trading stock in SVED, currently listed at $6.00 (six dollars) in the NQB Pink Sheets. Upon the time of sale, if the cash value of these shares is less than $6.00 per share then SVEI will issue the corresponding number of shares required to bring the value of the cash out to $102,000 (one hundred and two thousand dollars). If at the time of sale of the above referenced S-8 shares is above $6.00 per share, Symmes shall benefit from the increased value of these shares. The S-8 Shares to be issued shall be part of SVEI's S-8 plan which is subject to shareholder approval and shall be prepared as soon as administratively possible. Symmes agrees to sell his S-8 shares in cooperation with the Board of Directors of Stereo Vision Entertainment, Inc.

FOR FURTHER SERVICES TO BE PERFORMED:

o SVEI will enter into an agreement with NVC to provide the services of Symmes for a two year period whereby Symmes will consult to SVEI in the capacity of director of creative affairs and director of 3D technologies. Compensation to NVC for these services shall be $1,000 per week, plus options for the purchase of free trading stock in SVEI, keyed to the gross income of SVEI (as outlined in the attached addendum) at $6 per share, for a two year period.

ASSIGNMENT OR TRANSFER OF RIGHTS:

o Either party may assign or transfer their rights under this agreement to a third party with the permission of the other. Such permission not to be unreasonably withheld and such transfer not to impede alter or infringe on the rights of either party to this agreement.

ARBITRATION OF DISPUTES:

o Any and all disputes arising under or related to this contract shall first be submitted to mediation. If not resolved it shall then be submitted to and finally decided, by binding arbitration under California law and under the commercial arbitration rules of the American Arbitration Association in Los Angeles, California, and judgment on any award entered therein shall be entered into any court of competent jurisdiction over the party charged by such award.

The parties agree to enter into a more detailed and formal agreement. However, until that time this agreement shall represent the entire understanding between the parties.

Agreed and accepted by:


         /s/ Daniel Symmes                           Date  April 26, 2000
         -----------------------------------              ---------------------
         Daniel Symmes
         President
         Natural Vision Corporation

         /s/ Lawrence Kallett                        Date  April 26, 2000
         -----------------------------------              ---------------------
         Lawrence Kallett
         Secretary Treasurer
         Stereo Vision Entertainment, Inc.


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                                    ADDENDUM

     NVC shall semi-annually receive free trading stock options for SVEI stock at $6 per share (redeemable for up to two years) based on the following schedule:

                                 SVEI AND/OR NVC
                      GROSS INCOME              SHARES
                      $1,000,000                 2,000
                      $2,500,000                10,000
                      $5,000,000               150,000
                      $5,000,000 +             200,000